March 12, 2024

Northern Lights Fund Trust IV

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 351 to the Registration Statement, File Nos. 333-204808 and 811-23066 (the “Registration Statement”), of Northern Lights Fund Trust IV (the “Trust”).

We have examined a copy of the Trust’s Amended Agreement and Declaration of Trust, the Trust’s Revised By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the applicable Post-Effective Amendment is effective for purposes of applicable federal and state securities laws, the shares of each series listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 351 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

JMS/PBS

EXHIBIT A

EXHIBIT A

1.	Anchor Risk Managed Equity Strategies Fund
2.	Anchor Risk Managed Global Strategies Fund
3.	Anchor Risk Managed Income Strategies Fund
4.	Brookstone Active ETF
5.	Brookstone Dividend Stock ETF
6.	Brookstone Growth Stock
7.	Brookstone Intermediate Bond ETF
8.	Brookstone Opportunities ETF
9.	Brookstone Ultra-Short Bond ETF
10.	Brookstone Value Stock ETF
11.	Brookstone Yield ETF
12.	FMC Excelsior Focus Equity ETF
13.	Fulcrum Diversified Absolute Return Fund
14.	Inspire 100 ETF
15.	Inspire 500 ETF
16.	Inspire Corporate Bond ETF
17.	Inspire Faithward Mid Cap Momentum ETF
18.	Inspire Fidelis Multi Factor ETF
19.	Inspire Global Hope ETF
20.	Inspire International ETF
21.	Inspire Short Term Bond ETF
22.	Inspire Small/Mid Cap ETF
23.	Inspire Tactical Balanced ETF
24.	LGM Risk Managed Total Return Fund
25.	Main BuyWrite ETF
26.	Main International ETF
27.	Main Sector Rotation ETF
28.	Main Thematic Innovation ETF
29.	Moerus Worldwide Value Fund
30.	Monarch Ambassador Income Index ETF
31.	Monarch Blue Chips Core Index ETF
32.	Monarch Dividend Plus Index ETF
33.	Monarch ProCap Index ETF
34.	Monarch Select Subsector Index ETF
35.	Monarch Volume Factor Dividend Tree Index ETF
36.	Monarch Volume Factor Global Unconstrained Index ETF
37.	National Security Emerging Markets Index ETF
38.	R3 Global Dividend Growth ETF
39.	Sterling Capital Focus Equity ETF
40.	USA Mutuals All Seasons Fund
41.	USA Mutuals Vice Fund